Exhibit 10.5

Serena Software, Inc.

June 20, 2013

Greg Hughes

c/o Serena Software, Inc.

1850 Gateway Drive, 4th Floor

San Mateo CA 94404

Dear Greg:

We are pleased to inform you that the board of directors (“Board”) of Serena Software, Inc. (“Serena”) has approved the following modifications to your original offer letter of employment with Serena.

You will be eligible to receive an annual cash incentive bonus based on an annual target bonus equal to 100% of your base salary for a period of twelve (12) months. For fiscal year 2014, the annual cash incentive plan is governed by the terms of the FY 2014 Executive Annual Incentive Plan. Your actual bonus payout will be subject to the achievement of our annual EBITA (earnings before interest, taxes and amortization) target under our fiscal year 2014 operating plan as revised on June 5, 2013. Achievement of less than 95% of the EBITA target will result in no payout, achievement of 95% of the EBITA target will result in a 50% payout, achievement of 100% of the EBITA target will result in a 100% payout and achievement of 105% of the EBITA target will result in a 150% payout of the applicable target bonus amount. Bonus payouts are capped at 150% of your applicable target bonus. For fiscal year 2014, your applicable target bonus will be $375,000, which reflects a proration of your annual target bonus based on your expected period of service during the fiscal year. If a Change in Control should occur prior to the end of fiscal year 2014 and you are employed by Serena immediately prior to the Change in Control, Serena will pay you 100% of your target bonus under the FY2014 Executive Annual Incentive Plan immediately prior to the Change in Control.

You will be granted 250,000 additional restricted stock units under Serena’s Amended and Restated 2006 Stock Incentive Plan (“Stock Plan”) pursuant to the terms of Serena’s standard Restricted Stock Unit Agreement (Retention Award). Subject to your continued employment on the applicable vesting event, 100% of the restricted stock units will vest upon the first to occur of (a) the 3rd anniversary of the date of grant, (b) a Change in Control, or (c) an Initial Public Offering. If the vesting event is a Change in Control, each restricted stock unit that you hold, including all restricted stock units that were previously awarded to you and unvested as of the date of this letter, will be cancelled immediately prior to such Change in Control in consideration for a payment equal to the per share consideration received by the holders of the Serena’s common stock in such Change in

1850 Gateway Drive, 4th Floor San Mateo California 94404	T 650.481.3400 F 650.481.3700
www.serena.com

Greg Hughes

June 20, 2013

Control; provided, that the aggregate payment that you will be entitled to receive with respect to the cancellation of all of your restricted stock units in such Change in Control will not be more than $1,250,000. The aggregate payment to be made in consideration of the cancellation of your restricted stock units in connection with a Change in Control will be subject to the same terms and conditions as apply to the payment of the per share consideration made to holders of Serena common stock, including any indemnity escrow or earn out provisions, and shall be made net of all required taxes and withholdings.

In addition, Serena shall set aside a discretionary bonus pool through which additional awards may be granted by the compensation committee of the Board of Directors at the time of a Change in Control. You will be eligible to participate in this discretionary pool, with the amount of any such award to be determined by the compensation committee in its sole discretion and, if applicable, paid to you by Serena at or immediately prior to the Change in Control.

Silver Lake Partners and Serena shall use commercially reasonable best efforts to obtain stockholder approval in accordance with the terms of Section 280G of the Internal Revenue Code in connection with any “change in ownership or effective control” of Serena or any “change in the ownership of a substantial portion of the assets of Serena” prior to or at a Change in Control.

For purpose of this letter, the terms “Cause,” “Good Reason” and “Change in Control” are defined in the Stock Plan.

Employment with Serena is on an at-will basis. You are free to terminate your employment for any reason at any time with or without prior notice. Similarly, Serena can terminate your employment relationship with or without cause or notice.

This letter modifies the terms of your original offer of employment with Serena, and supersedes any previous verbal commitments. The terms of this letter may only be changed by written amendment to this letter.

Greg Hughes

June 20, 2013

Your experience and talents are important to our company. Please call me with any questions you may have.

Sincerely,

/s/ Karen King

Karen M. King
Director of Serena Software, Inc. and
Managing Director of Silver Lake Technology Associates II, L.L.C., as General Partner of Silver Lake Partners II, L.P.

Accepted:	/s/ Greg Hughes
Greg Hughes

Date:	June 20, 2013